UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 7, 2015

CITIZENS FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-13222	23-2265045
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15 South Main Street, Mansfield, PA		16933
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code:		(570) 662-2121

N/A
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
X	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
X	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
X	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CITIZENS FINANCIAL SERVICES, INC.
CURRENT REPORT ON FORM 8-K

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2015, First Citizens Community Bank (the “Bank”), the wholly owned subsidiary of Citizens Financial Services, Inc. (the “Company”), established an Endorsement Split-Dollar Life Insurance Plan (the “Plan”) for the benefit of certain employees of the Bank, including: (i) Randall E. Black, President and Chief Executive Officer of the Company and the Bank; (ii) Mickey L. Jones, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and the Bank; (iii) Terry B. Osborne, Executive Vice President, Chief Credit Officer and Secretary of the Company and the Bank; (iv) Jeffrey L. Wilson, Senior Vice President and Chief Lending Officer of the Bank; and (v) Jeffrey B. Carr, Senior Vice President and Chief Retail Banking Officer of the Bank (each, a “participant”).

Under the terms of the Plan, the Bank is the owner of one or more life insurance policies under which a participant in the Plan is insured and is responsible for contributing the entire premium payable under such policies.  In the event of the participant’s death while the Plan is still in effect, the Bank is entitled to receive its interest in the proceeds from such policies and the participant’s designated beneficiary is entitled to receive the participant’s interest. Participation in the Plan ceases upon termination of the participant’s employment with the Bank other than by reason of death while actively employed, or by written notification of a request to terminate from the participant.  In the event of termination of employment following a Change in Control (as defined in the Plan), a participant’s interest under the Plan will continue in effect until a participant reaches 65 years of age.

The Bank is providing this life insurance benefit to certain other eligible employees.

The Plan, which by its terms is substantially identical in all material respects for each of the participants, is attached as Exhibits 10.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit 10.1                      First Citizens Community Bank Endorsement Split-Dollar Life Insurance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Citizens Financial Services, Inc.

Date: January 7, 2015	By:	/s/ Mickey L. Jones
Mickey L. Jones
Chief Financial Officer, Chief Operating Officer